UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): February 2, 2006

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Office)	(Zip Code)

(Registrant’s telephone number, including area code) (408) 570-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The Compensation Committee of BEA Systems, Inc. (the “Company”) approved, effective January 30, 2006, the acceleration of vesting of unvested and “out-of-the money” stock options previously awarded to employees, officers and consultants with option exercise prices greater than $10.72. Options held by non-employee directors are unaffected by the vesting acceleration. Options held by the Company’s CEO and by other executive officers that have vesting accelerated will be subject to a Resale Restriction Agreement imposing limitations on sale of such accelerated options equivalent to the pre-acceleration vesting schedule. The accelerated options represent approximately 4% of the total of all outstanding Company options. Unvested options of employees of certain non-U.S. subsidiaries of the Company may be excluded from this acceleration measure.

The Company’s decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the applicable effective date of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R will require companies to recognize the grant-date fair value of stock options issued to employees as an expense in the income statement, over the requisite service period, generally the vesting period as compensation cost. In addition, the Company considered that, because these options had exercise prices in excess of the current market value, they were not fully achieving their original objectives of incentive compensation and employee retention. The future compensation expense that will be eliminated as a result of the acceleration of the vesting of these options is approximately $17 million to $19 million on a pre-tax basis through 2008.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed below are being furnished with this Form 8-K:

Exhibit Number	Description
10.1	Form of Resale Restriction Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

Date: February 2, 2006	/s/ MARK P. DENTINGER
Mark P. Dentinger
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of Resale Restriction Agreement